Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
08-001		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE TO ACQUIRE SUPERIOR ACHIEVER

Also announces plans to expand OSV newbuild program and HOS Port shore-based facility

January 9, 2008 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has entered into a definitive asset purchase agreement with Superior Offshore International, Inc. (NASDAQ: DEEP), a subsea construction and commercial diving services company (“Superior”), to acquire the Superior Achiever, a T-22 class DP-3 new generation multi-purpose support vessel (“MPSV”) and related owner-furnished equipment, currently under construction at Merwede Shipyard in Holland with an anticipated fourth quarter 2008 delivery. Merwede Shipyard is also building for Hornbeck the HOS Iron Horse, a T-22 class DP-3 MPSV of the same design, with an expected fourth quarter 2009 delivery.

With the pending acquisition of the Superior Achiever, the Company’s MPSV program now consists of four vessels. The closing with Superior is subject to customary conditions, including third party consents, and is expected to occur on or before January 21, 2008. Hornbeck has also agreed to a five-year time charter with Superior for the Superior Achiever or another acceptable vessel at a dayrate commensurate with the Company’s target investment parameters. Superior will have the option to terminate the charter with 90-days’ advance notice at the end of each sequential six-month period within the term. The definitive agreement also provides that Hornbeck and Superior will agree to negotiate in good faith toward the establishment of a non-exclusive joint marketing and cooperation agreement and that the parties will endeavor to seek mutually beneficial business opportunities utilizing their complementary resources.

Hornbeck also announced plans to expand its current offshore supply vessel (“OSV”) newbuild program. The Company has contracted for the construction of two additional proprietary 240 ED class OSVs with Atlantic Marine in Jacksonville, Florida, which is the same U.S. shipyard that is currently building four identical “sister vessels” for Hornbeck. The two new vessels are anticipated to be delivered in 2010. With these incremental newbuilds, the Company’s fourth OSV newbuild program now consists of vessel construction contracts with three domestic shipyards to build 16 DP-2 vessels comprised of six proprietary 240 ED class OSVs, nine proprietary 250 EDF class OSVs and one 285 class new generation OSV.

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

In addition, the Company has agreed to purchase a leasehold interest in a parcel of improved real estate adjacent to HOS Port, its existing shore-base facility located in Port Fourchon, Louisiana. The new facility lease has close to seven years remaining on its initial term, with four additional five-year renewal periods. The acquisition of this additional shore-base will support Hornbeck’s rapidly expanding operations in the Gulf of Mexico’s largest deepwater offshore port and will provide more lay-down area in support of its growing MPSV program. The combined acreage of the two adjoining properties will be approximately 60 acres, more than double the present size of HOS Port. The acquired facility, currently known as the “Rowan Base,” will also increase the Company’s shore-base lifting capacity by two cranes, and will extend its waterfront bulkhead by over 1,000 additional linear feet to nearly 3,000 total linear feet. The acquisition closing is subject to customary conditions, including third party consents, environmental testing and regulatory approvals, and is expected to occur in mid-January 2008.

The Company plans to fund the incremental expected cost of these transactions of approximately $190 million in the aggregate, along with its previously announced newbuild and conversion programs, from projected cash flows from operations and an expanded revolving credit facility. In conjunction with these announcements, Hornbeck is in the process of increasing its revolving credit facility with its existing bank group to a borrowing base of at least $200 million, up from $100 million today. The credit facility, which is presently undrawn, has an accordion feature that allows for a maximum available borrowing base of $250 million.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations, beliefs and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations, beliefs and projections will prove to be correct and does not undertake any duty to update them. Important factors that might cause future results to differ from these assumptions, expectations, beliefs and projections include, but are not limited to, industry risks, economic and political risks, weather related risks, regulatory risks, shipyard construction and drydocking delays and cost overruns and related risks, vessel accidents, unexpected litigation and insurance claims, fluctuations in foreign currency valuations compared to the U.S. dollar, risks associated with expanded foreign activities, risks associated with expanding shore-based operations, risks of satisfying closing conditions under acquisition agreements and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission.

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